Exhibit 10.1

Wausau Paper Corp.

2012 Equity Incentive Compensation Plan

A portion of each individual officer’s grant, referred to below as the “Retention Award,” will vest upon meeting certain criteria relating to continued employment with the Company.  The remaining portion of the grant, referred to below as the “Performance Incentive,” will vest upon meeting both performance and continued employment criteria.  The maximum potential award for the CEO, chief financial officer, and each of the other executive officers with segment operating responsibility is described in the “Total Opportunity” column below.

	Performance Units Granted
	Retention Award*	Maximum Performance Incentive**	Total Opportunity

CEO	19,096	171,857	190,953

Executive Vice President, Finance***	0	0	0

Senior Vice President, Tissue	6,593	50,541	57,134

Senior Vice President, Paper	5,852	44,865	50,717

      *The Retention Award is a grant of performance units equal to a specified percentage of base salary, which vests and is converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on continuous employment with the Company (in the same position or in a position with greater authority) through January 3, 2014.

   **The Performance Incentive is a grant of performance units equal to a specified percentage of base salary.  These performance units may vest and be converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 3, 2014; and (2) the Company’s achieving levels of Return on Capital Employed (“ROCE”) ranging from 5% ROCE to 14% ROCE for the year ended December 31, 2012.  For purposes of this plan, ROCE is determined by adjusting for extraordinary items, which may include, for example, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items.  ROCE is calculated after incentive compensation expenses have been included.  No shares of common stock or cash will be awarded if earnings are at the bottom of the targeted range of ROCE, and the number of shares of common stock or cash awarded will increase on a pro rata basis to the maximum potential award if ROCE is at the top of the targeted range.

***On December 19, 2011, Scott P. Doescher, Executive Vice President, Finance, notified the Company that he intended to resign effective February 28, 2012.  As a result, annual equity incentive awards under the 2012 Equity Incentive Compensation Plan were not issued to Mr. Doescher.